UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2006

ENDOVASC, INC.
(Exact Name of Small Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-28371	76-0512500
(Commission File Number)	(IRS Employer Identification No.)

550 Club Drive, Suite 345
Montgomery, TX	77316
(Address of Principal Executive Offices)	(Zip Code)

(936) 582-5920
(Registrant’s Telephone Number, Including Area Code)

550 Club Drive, Suite 435, Montgomery, TX 77316
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Endovasc is pleased to announce the appointment of Mr. Dale Greenwald to its Board of Directors, effective December 13, 2006.

Mr. Greenwald is an exercise physiologist who brings 20 years of experience in physical therapy and rehabilitation to Endovasc. He is a Certified Strength and Condition Specialist and a Neuromuscular Therapist with a degree in Exercise Physiology from the University of Colorado. Mr. Greenwald is the owner of Active Therapy Professionals, Inc., a company that specializes in the second-stage rehabilitation of individuals recovering from injuries. Prior to opening this business in 1989, Mr. Greenwald worked for the University of Colorado Athletics Department as Assistant Strength and Conditioning Coach.

“Mr. Greenwald has provided Endovasc with critical assistance in the early development stages of our nutraceutical product as well as validating patent claims and lobbying for federal grants for the Liprostin trials. His experience with our company coupled with his expertise in exercise, rehabilitation and physical therapy will enable him to provide valuable guidance regarding the company’s technologies going forward,” commented Dr. Diane Dottavio, President and Chief Executive Officer of Endovasc, Inc.

Mr. Greenwald is the co-author of “Weight Training by Design,” a book which provides an introduction to a groundbreaking new weight training system and essential information on cardiovascular training, diet, rest, stretching, and posture. He has presented at national conferences for organizations such as the American Academy of Osteopathy (AAO) and National Strength and Conditioning Association (NSCA). He has spoken about topics such as exercise and second-stage rehabilitation and posture as it relates to exercise and rehabilitation. Additionally, he is an inventor and developer of new fitness technologies with a domestic patent for a rotator cuff rehabilitation machine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

The following documents are filed as an exhibit to this report.

EXHIBIT	DESCRIPTION
16.1*	Endovasc press release dated December 13, 2006

ENDOVASC, INC
(Registrant)

Date: December 13, 2006	/s/ Diane Dottavio

By:
(Signature)
Name: Diane Dottavio
Title: President and Chief Executive Officer